EXHIBIT 99 (a)

FOR IMMEDIATE RELEASE

AF FINANCIAL GROUP, INC. ANNOUNCES

ODD-LOT TENDER OFFER

West Jefferson, North Carolina – (January 15, 2008) – AF Financial Group (“AF Financial”) (OTCBB: ASFE) today announced that tomorrow it will commence a tender offer for the purchase of all shares of its common stock held by persons owning 99 or fewer shares as of the close of business on December 13, 2007. The Company will pay $20.00 for each share properly tendered by an eligible shareholder. This price represents a premium of $7.00 or 54% over the last sale price of the common stock reported on the OTC Bulletin Board on December 13, 2007, the most recent trade reported prior to the close of the record date. This price also represents a $5.55 or 38% premium over the last sales price of our common stock on the last trade prior to the close of business on January 10, 2008. In addition to the $20.00 per share price, the Company is offering a $50.00 bonus for all properly executed tender offers received prior to the expiration date of February 15, 2008.

The offer is not conditioned on the receipt of any minimum number of tenders. The Company has reserved the right to withdraw the offer if it determines that it is inadvisable to proceed with the offer for any reason.

The offer will be made pursuant to the Offer to Purchase dated January 16, 2008, and related materials, and will expire at 5:00 p.m. Eastern Standard Time on February 15, 2008, unless otherwise extended or earlier terminated. Eligible shareholders who would like to accept the offer must tender all shares that they own. Partial tenders will not be accepted.

If after completion of the purchase offer there are fewer than 300 shareholders of record, AF Financial intends to deregister its common stock with the Securities and Exchange Commission and become a private company. If, after the completion of the Offer, AF Financial does not have fewer than 300 shareholders, the Board of Directors has expressed its intention to initiate another transaction in which eligible shares of common stock not purchased in the Offer would be exchanged for cash.

Shareholders and investors are urged to read AF Financial’s Schedule 13E-3 being filed today with the SEC in connection with this tender offer, which includes the Offer to Purchase and related materials. These materials contain important information including the various terms and conditions to the offer.

Investors may obtain copies of AF Financial’s Schedule 13E-3 for free from the SEC at the SEC’s website (www.sec.gov) or from AF Financial. Questions or requests for documents also may be directed to Robert E. Washburn, President and Chief Executive Officer of AF Financial, by telephone at (336) 246-4344 or in writing at P.O. Box 26, West Jefferson, North Carolina 28694.

This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any shares of AF Financial’s common stock. The offer is being made solely by the Offer to Purchase and the accompanying Letter of Transmittal, each dated January 16, 2008, which are being mailed to shareholders tomorrow.